Exhibit 99.1

Flexsteel Announces Stronger First Quarter Sales and Profits

DUBUQUE, Iowa--(BUSINESS WIRE)--October 19, 2010--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net income for its first fiscal quarter ended September 30, 2010 of $2.3 million or $0.34 per share compared to a net income of $1.4 million or $0.21 per share in the prior year quarter. The current year quarter included a pre-tax charge of approximately $1.0 million related to the planned closing of a manufacturing operation. Excluding this charge, operating income was at an all-time high for a first fiscal quarter.

The Company reported net sales for the quarter ended September 30, 2010 of $87.2 million compared to the prior year quarter of $75.9 million, an increase of 15%. Residential net sales were $65.2 million in the current quarter, an increase of 16% from the prior year quarter residential net sales of $56.2 million. Commercial net sales were $22.0 million compared to $19.7 million in the prior year quarter, an increase of 12%.

Gross margin for the quarter ended September 30, 2010 was 22.5% compared to 21.8% in the prior year quarter. The improvement in gross margin percentage is primarily due to better coverage of fixed costs on the higher sales volume.

Selling, general and administrative expenses were $14.9 million or 17.1% of sales and $14.1 million or 18.6% of sales for the quarters ended September 30, 2010 and 2009, respectively. The percentage improvement is due to better absorption of fixed costs offsetting the $0.8 million increase related to the higher sales volume.

Working capital (current assets less current liabilities) at September 30, 2010 was $93.2 million. Net cash used in operating activities was $3.6 million during the first quarter ended September 30, 2010. This use of cash was primarily related to increases in inventories of $5.8 million and receivables of $2.0 million offset by net income of $2.3 million, an increase in accounts payable of $1.1 million and depreciation of $0.7 million.

Capital expenditures were $0.4 million for the quarter ended September 30, 2010. Depreciation expense was $0.7 million and $0.8 million for the fiscal quarters ended September 30, 2010 and 2009, respectively. The Company expects that capital expenditures will be approximately $3.0 million for the remainder of the 2011 fiscal year.

All earnings per share amounts are on a diluted basis.

Outlook

Our balance sheet remains strong reflecting working capital in excess of $93 million and no bank borrowings. We had a sales increase for the current quarter over the prior year quarter due in part to a strong backlog going into the quarter. Our incoming order rate has slowed during the quarter and remains soft as we move into our second quarter, consistent with the furniture industry in general.

Residential furniture is a highly deferrable purchase item and can be adversely impacted by factors, such as, low levels of consumer confidence, a depressed market for housing, limited consumer credit and high unemployment. We believe that commercial product sales are at or near the bottom of the downward cycle and should level off. We do not anticipate significant improvements in commercial markets before the second half of fiscal year 2011.

We remain committed to our core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Analysts Conference Call

We will host a conference call for analysts on October 20, 2010, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 98831983. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 98831983.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)
	September 30,	June 30,
	2010	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,257	$8,278
Trade receivables, net	37,792	35,748
Inventories	78,391	72,637
Other	5,160	5,126
Total current assets	125,600	121,789

NONCURRENT ASSETS:
Property, plant, and equipment, net	21,186	21,614
Other assets	14,699	14,267

TOTAL	$161,485	$157,670
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$11,864	$10,815
Accrued liabilities	20,572	20,174
Total current liabilities	32,436	30,989

LONG-TERM LIABILITIES:
Other long-term liabilities	9,181	9,069
Total liabilities	41,617	40,058

SHAREHOLDERS’ EQUITY	119,868	117,612

TOTAL	$161,485	$157,670

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)
	Three Months Ended
	September 30,
	2010	2009
NET SALES	$87,230	$75,940
COST OF GOODS SOLD	(67,625)	(59,384)
GROSS MARGIN	19,605	16,556
SELLING, GENERAL AND ADMINISTRATIVE	(14,898)	(14,141)
FACILITY CLOSING COSTS	(1,016)	--
OPERATING INCOME	3,691	2,415
OTHER INCOME (EXPENSE):
Interest and other income	102	32
Interest expense	--	(137)
Total	102	(105)
INCOME BEFORE INCOME TAXES	3,793	2,310
INCOME TAX PROVISION	(1,450)	(930)
NET INCOME	$2,343	$1,380
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,660	6,576
Diluted	6,839	6,615
EARNINGS PER SHARE OF COMMON
STOCK:
Basic	$0.35	$0.21
Diluted	$0.34	$0.21

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)
	Three Months Ended
	September 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$2,343	$1,380
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation	722	806
Deferred income taxes	(86)	(596)
Stock-based compensation expense	135	--
Provision for losses on accounts receivable	240	490
Loss (gain) on disposition of capital assets	15	(3)
Changes in operating assets and liabilities	(6,974)	964
Net cash (used in) provided by operating activities	(3,605)	3,041

INVESTING ACTIVITIES:
Net sales of investments	127	188
Proceeds from sale of capital assets	18	3
Capital expenditures	(384)	(627)
Net cash used in investing activities	(239)	(436)

FINANCING ACTIVITIES:
Net repayments of borrowings	--	(3,000)
Dividends paid	(332)	(329)
Proceeds from issuance of common stock	155	--
Net cash used in financing activities	(177)	(3,329)

Decrease in cash and cash equivalents	(4,021)	(724)
Cash and cash equivalents at beginning of period	8,278	1,714
Cash and cash equivalents at end of period	$4,257	$990

CONTACT:
Flexsteel Industries, Inc.
Timothy E. Hall, 563-585-8392
Chief Financial Officer